Exhibit 21.1

AMF BOWLING WORLDWIDE, INC.

Subsidiary Corporations

Entity	Jurisdiction of Origin
AMF Bowling Holdings Inc.	Delaware
AMF Bowling Centers Holdings Inc.	Delaware
AMF Bowling Products, Inc.	Virginia
AMF Bowling Products International B.V.	Netherlands
AMF Bowling India Private Ltd.	India
AMF Bowling Poland Sp.zo.o.	Poland
AMF Worldwide Bowling Centers Holdings Inc.	Delaware
AMF Bowling Centers, Inc.	Virginia
AMF Beverage Company of Oregon, Inc.	Oregon
AMF Beverage Company of W. VA., Inc.	West Virginia
Bush River Corporation	South Carolina
King Louie Lenexa, Inc.	Kansas
300, Inc.	Texas
American Recreation Centers, Inc.	California
MJG-O’Hare, Inc.	Delaware
AMF Bowling Centers (Aust) International, Inc.	Virginia
AMF Catering Services Pty. Ltd.	New South Wales
AMF Bowling Centers (Hong Kong) International Inc.	Virginia
AMF Bowling Centers International Inc.	Virginia
AMF Bowling Mexico Holding, Inc.	Delaware
Boliches AMF, Inc.	Virginia
Boliches AMF y Compania	Mexico
Operadora Mexicana de Boliches, S.A.	Mexico
Promotora de Boliches, S.A. de C.V.	Mexico
Inmuebles Obispado, S.A.	Mexico
Inmuebles Minerva, S.A.	Mexico
Boliches Mexicanos, S.A.	Mexico
AMF International BCO Holdings B.V.	Netherlands
Hong Leong-AMF Leisure Holdings Pte. Ltd.	Singapore
AMF Bowling	United Kingdom
Gravesend Bowling Limited	United Kingdom
Channel Holdings Limited	Guernsey
Pentagon Bowling Plc.	United Kingdom
AMF Bowling Products, LLC	Russian
AMF Bowling France SNC	France
AMF Bowling de Paris SNC	France
Societe Anonyme du Bowling de Montparnasse	France
AMF Bowling de Lyon La Part Dieu SNC	France
AMF Bowling Products UK Limited	United Kingdom

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